Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 am Tuesday, October 19, 2010

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held October 18, 2010. The dividend is payable November 24, 2010 to shareholders of record on October 29, 2010. This dividend compares to a common stock dividend of $0.15 per share for the second quarter of 2010 and represents a 3.1 percent annualized yield using the October 18, 2010 closing price of $19.27.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 53 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties.  With assets of $4.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.  For more information, visit http://www.stbank.com.